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                                                                Exhibit 99(g)(2)

                                 AMENDMENT NO. 1
                                     TO THE
                            MASTER CUSTODIAN CONTRACT

     The MASTER CUSTODIAN CONTRACT ("Agreement"), entered into as of September 26, 2001, by and among each management investment company identified on Appendix A of the Agreement (each hereinafter referred to as the "Fund") and State Street Bank and Trust Company ("Custodian"), as amended from time to time, is hereby amended as follows:

1.   Section 9 of the Agreement is replaced in its entirety by the following:

     9. Duties of Custodian with Respect to the Books of Account and Calculation of Net Income

     The Custodian shall keep the books of account of each Portfolio.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Master Custodian Contract to be executed by their respective officers, thereunto duly authorized, as of June 1, 2002.

                                             THE MUNDER FUNDS, INC.
                                             THE MUNDER FUNDS TRUST
                                             THE MUNDER FRAMLINGTON FUNDS TRUST
                                             ST. CLAIR FUNDS, INC.


                                             By: /s/ Melanie Mayo West
                                                 -------------------------------
                                                 Melanie Mayo West
                                                 Assistant Secretary


                                             STATE STREET BANK AND TRUST COMPANY


                                             By: /s/ Joseph L. Hooley
                                                 -------------------------------
                                                 Joseph L. Hooley
                                                 Executive Vice President